Exhibit 99.6

Confidential

STANDSTILL AGREEMENT

This STANDSTILL AGREEMENT (this “Agreement”) dated as of September 7, 2017, is entered into by and between U.S. Energy Corp., a Wyoming corporation (the “Company”) and APEG Energy II, L.P., a Texas limited partnership (the “Holder”).

RECITALS

WHEREAS, the Company and the Holder are concurrently entering into an Exchange Agreement (the “Exchange Agreement”) providing for the exchange of $5,086,657 of the Company’s outstanding indebtedness to the Holder for shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) and for cash, on the terms and conditions set forth in the Exchange Agreement;

WHEREAS, upon the closing of the Exchange Agreement, the Holder will hold approximately 49.9% of the Company’s outstanding Common Stock;

WHEREAS, in light of the Exchange Agreement and the resulting ownership of the Company’s equity securities by the Holder, the Company and the Holder desire to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Section 1.01. The Holder’s Covenants. Unless approved in advance in writing by the board of directors of the Company, the Holder agrees that neither it nor any of its Representatives (defined below) acting on behalf of or in concert with the Holder (or any of its Representatives) will, for a period commencing on the date hereof and ending one (1) year after the date of the closing of the Exchange Agreement (the “Term”), directly or indirectly:

(a) make any statement or proposal to any of the members of the board of directors of the Company, the Company’s Representatives or the Company’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (i) any business combination, asset acquisition, merger, tender offer, exchange offer or similar transaction involving the Company or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its subsidiaries, (iii) any acquisition of any of the Company’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Company’s loans, debt securities, equity securities or assets, (iv) any proposal to seek representation on the board of directors of the Company or otherwise seek to control or influence the management, board of directors or policies of the Company, or (v) any proposal, arrangement or other statement that is inconsistent with the terms of this Agreement, including this Section 1.01(a);

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(b) instigate, encourage, advise or assist any third party (including forming a “group” with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in clause (a) above;

(c) take any action which would reasonably be expected to require the Company or any of its affiliates to make a public announcement regarding any of the actions set forth in clause (a) above;

(d) acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities or assets of the Company or any of its subsidiaries, or rights or options to acquire interests in any of the Company’s loans, debt securities, equity securities or assets or enter into any swaps or similar arrangements as to the Company’s equity securities; or

(e) either alone or in concert with other shareholders, call a special meeting of shareholders of the Company.

(f) For purposes of this Agreement, (i) the term “Representatives” means, as to any person, such person's Affiliates, and its and their respective directors, officers, employees, managing members, general partners, agents and consultants (including attorneys, financial advisors and accountants) and (ii) the term “Affiliate” means, as to any person, any person who, directly or indirectly, controls, is controlled by, or under common control with that person, and the term “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities or otherwise.

Section 1.02. Voting. The Holder shall, and shall cause its Affiliates to, during the Term, vote all voting securities of the Company (including all Common Stock) held by the Holder and its Affiliates or over which the Holder or its Affiliates have voting control, and shall take all other necessary or desirable actions within its control (including in a capacity as a stockholder, director, member of a board committee, officer or otherwise) to: (a) vote in the same proportion as shares of Common Stock that are not held by the Holder or its Affiliates or over which the Holder or its Affiliates do not have voting control with respect to (i) any ratification of the appointment of the Company’s independent registered public accounting firm; (ii) the board of directors’ recommendation with respect to the Company’s “say-on-pay” proposal or with respect to any other Company proposal; and (iii) each nominee for the Company’s board of directors who is nominated and approved by the board of directors’ nominating committee; and (b) withhold votes for any nominee to the Company’s board of directors who is not nominated by the board of directors’ nominating committee.

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Section 1.03. Specific Performance. The Holder agrees that any breach by it of any provision of this Agreement would irreparably injure the Company and that money damages would be an inadequate remedy therefor. Accordingly, the Holder agrees that the Company shall be entitled to seek one or more injunctions enjoining any such breach and requiring specific performance of this Agreement, in addition to any other remedy to which the Company is entitled at law or in equity.

ARTICLE II

Section 2.01. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) with return receipt requested or sent by reputable overnight courier service (charges prepaid):

If to the Company, to

U.S. Energy Corp.

4643 S. South Ulster, Suite 970

Denver, Colorado 80237

Attention: David Veltri, President and Chief Executive Officer

If to the Holder, to

APEG Energy II, L.P.

3305 Northland Drive, Suite 101

Austin, Texas 78731

Attention: Paul Haarman

Each party hereto by notice to the other party may designate additional or different addresses for subsequent notices or communications. All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Section 2.02. Entire Agreement. This Agreement, the Exchange Agreement and the other documents and agreements executed in connection therewith embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

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Section 2.03. Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

Section 2.04. Counterparts. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 2.05. Remedies Cumulative. Except as otherwise provided herein, all rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies available at law.

Section 2.06. Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Texas, without reference to its conflicts of law rules. Any right to trial by jury with respect to any action or proceeding arising in connection with this Agreement is hereby waived by the parties hereto.

Section 2.07. No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

Section 2.08. Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto. No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent otherwise agreed in writing, no waiver of any term, condition or other provision of this Agreement, or any breach thereof shall be deemed to be a waiver of any other term, condition or provision or any breach thereof, or any subsequent breach of the same term, condition or provision, nor shall any forbearance to seek a remedy for any noncompliance or breach be deemed to be a waiver of a party’s rights and remedies with respect to such noncompliance or breach.

Section 2.09. Word Meanings. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires. The masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

Section 2.10. Further Assurances. The Holder and the Company each hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement.

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Section 2.11. Costs and Expenses. The Holder and the Company shall each pay their own respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, including, but not limited to, attorneys’ fees.

Section 2.12. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 2.13. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first set forth above.

U.S. Energy Corp.

By:	/s/ David A. Veltri
Name:	David A. Veltri
Title:	President and Chief Executive Officer

APEG Energy II, L.P.

By:	APEG Energy II GP, LLC, a Texas

a Texas limited liability company

Title:	General Partner

By:
Patrick Duke
Title: Manager

By:
Paul Haarman
Title: Manager

[Signature page to Standstill Agreement]